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                                                                    EXHIBIT 15.1

INDEPENDENT ACCOUNTANTS' REPORT



Forstmann & Company, Inc.:

We have made a review of the accompanying condensed balance sheet of Forstmann & Company, Inc. as of July 30, 1995 and the related condensed statements of operations for the thirteen weeks and the thirty-nine weeks ended July 30, 1995 and July 31, 1994 and the condensed statements of cash flow for the thirty-nine weeks ended July 30, 1995 and July 31, 1994 and the condensed statement of changes in shareholders' equity for the thirty-nine weeks ended July 30, 1995. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accounts. A review of interim financial information consists principally of applying analytical procedures to financial data, and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to such condensed financial statements for them to be in conformity with generally accepted accounting principles.

As discussed in Notes 2 and 6 to the financial statements, the Company was in violation of substantially all of its debt agreements at July 30, 1995 and has incurred a significant decline in operating results. The Company filed a voluntary petition seeking reorganization under Chapter 11 of the United States Bankruptcy Code on September 22, 1995. Such conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plan in regard to this matter is described in Note 2.

We have previously audited, in accordance with generally accepted auditing standards, the balance sheet of Forstmann & Company, Inc. as of October 30, 1994 and the related statements of operations, shareholders' equity, and cash flows for the fifty-two weeks then ended (not presented herein); and in our report dated December 8, 1994 (January 23, 1995 as to paragraph 2 of Note 7), we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying condensed balance sheet as of October 30, 1994 is fairly stated in all material respects in relation to the balance sheet from which it has been derived.

/s/ Deloitte & Touche LLP
September 25, 1995
Atlanta, Georgia